Exhibit 10.8

March 31 2004

Mr. Jon Berger

835 Centennial Court

Couer d’Alene, ID 83814

Dear Jon:

I am pleased to confirm your position with NightHawk Radiology Services, LLC (the “Company”) as its Vice President – Sales and Marketing, effective with respect to the terms contained herein as of March 30, 2004 (the “Effective Date”). As the Vice President – Sales and Marketing, you will be reporting directly to the Company’s President and shall perform such duties as are customarily associated with such position and as the President may from time to time require. You shall devote your full business efforts and time to the Company and agree to perform your duties faithfully and to the best of your ability. You agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Compensation Committee of the Board of Directors of NightHawk Radiology Holdings, Inc.

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.

While employed hereunder, the Company will pay you as compensation for your services a base salary at the annualized rate of not less than $350,000 (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Your Base Salary will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year by the Compensation Committee of the Board of Directors of NightHawk Radiology Holdings, Inc. (“Holdings”) and may be increased after such review with the unanimous approval of such Committee.

In addition to the Base Salary, you may (depending upon satisfaction of certain criteria) be entitled receive a performance bonus relating to the Company’s operating performance, as described below. The performance bonus could, in the aggregate, equal one-hundred percent (100%) of your Base Salary, less applicable withholding. Such performance bonus, if any, shall be based upon and subject to the performance criteria as follows, and shall be payable if at all in respect of any year (or portion thereof) within 30 days following the delivery of the Company’s annual consolidated audited financial statements for such year. In the event of any voluntary resignation or other termination (including death or disability), any performance bonus payable in respect of the year during which

Mr. Jon Berger

March 31, 2004

such resignation or termination shall occur shall be pro rated to the date of such resignation or termination.

(a) You will be eligible to receive an annual bonus in an amount not to exceed 100% of your Base Salary for each calendar year (or portion thereof) based upon attainment by the Company of Total Revenue goals (“Total Revenue Goal”) and EBITDA goals (“EBITDA Goal”) established by the Compensation Committee of Holdings (after consultation with you) on an annual basis prior to the commencement of each calendar year or as soon as reasonably practicable thereafter. If the Company shall attain the Total Revenue Goal and the EBITDA Goal for any fiscal year, you shall receive a bonus in an amount equal to 50% of your Base Salary, less applicable withholding and subject to adjustment as described in the next sentence. The bonus amount payable pursuant to the immediately preceding sentence is subject to upward and downward adjustment such that (i) for every one (1%) percentage point that audited Total Revenue exceeds or falls below, as the case may be, the Total Revenue Goal established for such year, such bonus amount shall be appropriately adjusted, upward or downward, by 1.67% of your Base Salary (such adjustment in no event to exceed 25% of Base Salary) and (ii) for every one (1%) percentage point that audited EBITDA exceeds or falls below, as the case may be, the EBITDA Goal established for such year, such bonus amount shall be appropriately adjusted, upward or downward, by 1.25% of your Base Salary (such adjustment in no event to exceed 25% of Base Salary).

(b) The Total Revenue Goal and the EBITDA Goal for fiscal year 2004 is hereby agreed to be $30.5 million and $11.2 million (after accrual for any and all bonus or incentive compensation amounts payable to the executive management team of the Company), respectively.

(c) “Total Revenue” is hereby agreed to mean, for any particular period, total revenue derived from the sale by the Company of radiology services and related merchandise, less reserves for doubtful accounts. “EBITDA” is hereby agreed to mean, for any particular period, the Company’s consolidated net income for such period, plus (i) the amount of the provision for foreign, federal, state and local income taxes for such period, plus (ii) the amount of depreciation, amortization and non-cash compensation expenses and any extraordinary and non-recurring charges incurred during such period, plus (iii) to the extent applicable, the aggregate costs and expenses incurred by the Company and its affiliated entities in connection with the transactions undertaken with Summit Partners’ L.P. For the avoidance of doubt, EBITDA hereunder will be calculated after accrual for any and all bonus or incentive compensation amounts payable to the executive management team of the Company.

(d) The target amount of Executive’s bonus as set forth above will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year and may be increased after such review in the Compensation Committee’s sole discretion.

While employed hereunder, you will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance and vacation plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Mr. Jon Berger

March 31, 2004

The Company will also reimburse you for reasonable and documented travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

This letter will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this letter for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this letter may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

NightHawk Radiology Services LLC.

250 Northwest Blvd., #202

Coeur d”Alene, ID 83814

Attn: President

If to Jon Berger:

at the last residential address known by the Company.

This letter represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this letter will continue in full force and effect without said provision. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto. This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Idaho.

[Signature page follows]

Mr. Jon Berger

March 31, 2004

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Dr. Paul Berger. A duplicate original is enclosed for your records.

NightHawk Radiology Services, LLC.		Jon Berger

By:	/s/ CHRISTOPHER HUBER	/s/ JON BERGER
	Christopher Huber, Vice President	Signature